UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2024

Verve Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40489	82-4800132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Brookline Avenue, Suite 601 Boston, Massachusetts	02215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 603-0070

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VERV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2024, the board of directors (the “Board”) of Verve Therapeutics, Inc. (the “Company”) increased the size of the Board to nine members and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected, effective immediately, Jodie Morrison as a member of the Board and as a member of the Compensation Committee of the Board and Ourania “Nia” Tatsis, Ph.D. as a member of the Board. Ms. Morrison was designated as a Class I director with a term expiring at the 2025 annual meeting of stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier resignation or removal. The Board has determined that Ms. Morrison is “independent” as contemplated by the Nasdaq listing rules and other governing laws and applicable regulations. Dr. Tatsis was designated as a Class III director with a term expiring at the 2027 annual meeting of stockholders of the Company and thereafter until her successor has been duly elected and qualified, or until her earlier resignation or removal.

There are no arrangements or understandings between Ms. Morrison and any other person pursuant to which she was elected as a director. There are no transactions in which Ms. Morrison has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

There are no arrangements or understandings between Dr. Tatsis and any other person pursuant to which she was elected as a director. Dr. Tatsis is an executive officer of Vertex Pharmaceuticals Incorporated (“Vertex”). The Company entered into a Strategic Collaboration and License Agreement with Vertex in July 2022, for an exclusive, four-year worldwide research collaboration focused on developing in vivo gene editing candidates toward an undisclosed target for the treatment of a single liver disease. The Company received an upfront payment from Vertex of $25.0 million and is eligible to receive (i) success payments of up to $22.0 million for each product candidate (up to a maximum of $66.0 million) that achieves the applicable development criteria, (ii) up to an aggregate of $175.0 million in development milestones and (iii) up to an aggregate of $165.0 million in commercial milestone payments. The Company is also eligible to receive tiered single-digit royalties on net sales, with the rate dependent upon the type of product and subject to specified reductions. Vertex is obligated to reimburse the Company’s research expenses consistent with a mutually agreed-upon research plan and budget. There are no other transactions in which Dr. Tatsis has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act.

Ms. Morrison and Dr. Tatsis will each be compensated in the same manner as the Company’s other non-employee directors. Information concerning the current compensation of the Company’s directors is set forth in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 26, 2024. Accordingly, Ms. Morrison and Dr. Tatsis each were granted, upon their election to the Board, an option to purchase 267,541 shares of common stock of the Company under the Company’s 2021 Stock Incentive Plan, at an exercise price of $5.02 per share, the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of their election. The options will vest in equal monthly installments following the grant date until the third anniversary of the grant date, subject to continued service as a director.

In connection with their election, each of Ms. Morrison and Dr. Tatsis has entered into the Company’s standard form of Indemnification Agreement, a copy of which was filed as Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-256608) filed with the SEC on May 28, 2021. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify each of Ms. Morrison and Dr. Tatsis for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their service as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERVE THERAPEUTICS, INC.

Date: June 28, 2024	By:	/s/ Allison Dorval
Name: Allison Dorval
Title: Chief Financial Officer